THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call EVENT DATE/TIME: AUGUST 30, 2016 / 12:30PM GMT OVERVIEW: Co. reported 2Q16 net sales of $783m and adjusted net loss per diluted share of $0.25. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

## CORPORATE PARTICIPANTS

**Brian Logan** *Abercrombie & Fitch Co. - VP, IR*

**Arthur Martinez** *Abercrombie & Fitch Co. - Executive Chairman*

**Fran Horowitz** *Abercrombie & Fitch Co. - President & Chief Merchandising Officer*

**Joanne Crevoiserat** *Abercrombie & Fitch Co. - EVP & CFO*

## CONFERENCE CALL PARTICIPANTS

**Christina Brathwaite** *JPMorgan Chase - Analyst*

**Randy Konik** *Jefferies & Co. - Analyst*

**Susan Anderson** *FBR Capital Markets - Analyst*

**Oliver Chen** *Cowen and Company - Analyst*

**Tiffany Kanaga** *Deutsche Bank - Analyst*

**Paul Lejuez** *Citigroup - Analyst*

**Kayla Wesser** *Piper Jaffray - Analyst*

**Cody Ross** *Wolfe Research - Analyst*

**Janet Kloppenburg** *JKK Research - Analyst*

**Betty Chen** *Mizuho Securities - Analyst*

**Gene Vladimirov** *Nomura Securities - Analyst*

**Michael Binetti** *UBS - Analyst*

**Brian Tunick** *Royal Bank of Scotland - Analyst*

**Mark Altschwager** *Robert W. Baird - Analyst*

**Kimberly Greenberger** *Morgan Stanley - Analyst*

**Richard Jaffe** *Stifel Nicolaus - Analyst*

**Omar Saad** *Evercore ISI - Analyst*

**Marni Shapiro** *Retail Tracker - Analyst*

**Dana Telsey** *Telsey Advisory Group - Analyst*

## PRESENTATION

**Operator**

Good day, everyone. Welcome to the Abercrombie & Fitch second-quarter fiscal year 2016 earnings call. Today's conference is being recorded. (Operator Instructions). At this time, I would like to turn the conference over to Brian Logan. Mr. Logan, please go ahead.

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**Brian Logan** - *Abercrombie & Fitch Co. - VP, IR*

Thank you. Good morning and welcome to our second-quarter earnings call. Earlier this morning, we released our second-quarter sales and earnings, income statement, balance sheet, store opening and closing summary and an updated financial history. Please feel free to reference these materials,

2

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which are available on our website. Also available on our website is an investor presentation, which we will be referring to in our comments during this call. Today's call is being recorded and the replay may be accessed through the Internet at Abercrombie.com under the Investors section. Joining me today are Arthur Martinez, Executive Chairman; Fran Horowitz, President and Chief Merchandising Officer; and Joanne Crevoiserat, Chief Financial Officer. After our prepared remarks, we will be available to take your questions for as long as time permits. We ask you to please limit yourself to one question so that we can speak to as many callers as possible. Before we begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. In addition, we will be referring to certain adjusted non-GAAP financial numbers during the call. Additional details and a reconciliation of GAAP to non-GAAP financial measures are included in the release issued earlier this morning. With that, I hand the call over to Arthur for some opening remarks. Arthur Martinez - Abercrombie & Fitch Co. - Executive Chairman Thank you, Brian, and good morning, everybody and thanks for being with us today. Our results for the quarter were largely in line with the expectations we set out on our last earnings call. Flagship and tourist locations, which are concentrated in the Abercrombie brand business, continue to account for the vast majority of the negative comp sales performance as traffic continues to be a significant headwind. We were encouraged however by strong growth in the direct-to-consumer business, both domestically and internationally and by a comp sales rebound in the Hollister European business, including the UK. In addition, conversion trends were positive in each channel across brand and geography. The overall business continues to be well-managed with gross margin rate substantially maintained on a constant currency basis and expense and inventory under tight control. I want to highlight two very important developments in the quarter that give us great confidence in the future of the business. First, we began to roll out new brand positions for both of our brands. While we are in the early stages of these initiatives, a clearly defined brand image and voice are beginning to be communicated to the consumer. Fran will discuss our brand positions in greater detail, but our research shows that the new brand positions resonate strongly with our target customers and we are confident about their long-term impact. Second, we welcomed two talented and experienced brand presidents to work with Fran and the great teams at Abercrombie and Hollister to execute on our strategic priorities, including a share in the successful implementation of our new brand positions. Looking ahead to the rest of the year, we now expect flagship and tourist locations will continue to weigh on the business. Recognizing we are still in a challenging environment, we are confident, however, that we are focusing on the right priorities and we expect to see traction in our business as we continue to introduce new product and invest in marketing initiatives to drive heightened awareness and increased relevance for our brands. Despite these near-term challenges, we remain confident in our long-term outlook and are increasingly well-positioned to capitalize on opportunities. Now Fran will provide more color around brand performance and our strategic initiatives. Fran. Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer Thank you, Arthur, and good morning, everyone. While I feel strongly that we made a lot of progress in the quarter from both a strategic and operational standpoint, we are not yet satisfied with our results. We still have much work to do to realize the potential of our brands and aggressive steps to continue to be taken to accomplish those objectives. I remain confident about the long-term potential of our business. Let me start off by highlighting our results around the quarter. While flagship and tourist stores continued to weigh heavily on comps sales, our overall international business improved led by a recovery in the Hollister Europe business. In the US, softness relative to last quarter was largely due to fashion misses in the Hollister girls tops business, which we are addressing in future deliveries. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Turning to our brand performance starting with Hollister, in addition to underperformance in girls tops, shorts remained weak. However, we saw strength in jeans where the customer responded well to our assortments in both genders and in our more emerging accessories and intimates businesses. I was particularly pleased with the launch of Hollister Epic Flex throughout the guys assortment. Epic Flex, a fabric innovation that allows for greater stretch, is performing well across polos, jeans and shirts. In Abercrombie, the female business continues to outperform male with swim, dresses and accessories all performing well. Shirts and sweaters were also strong, but the overall tops business decelerated. On the male side of the business, tops remains challenged, but showed improvement in the trend from last quarter. In addition, the customer continued to respond to the new fabrication and fit in our chino assortment. Coming back to the progress we made on our strategic initiatives during the quarter, we continue to focus on our increasing customer centricity and engagement at all points of contact to allow customers to seamlessly interact and shop with us in a way they prefer. Our new fully remodeled Hollister stores continue to perform well. During the quarter, we remodeled an additional 32 stores and expect to remodel about 20 more by the end of the year. In addition, we are working on a new A&F prototype to be tested in early 2017. We also continue to invest in mobile and omnichannel capabilities. We saw strong growth in direct-to-consumer, both domestically and internationally, including a nearly 60% increase over last year in sales generated from orders placed on mobile devices. And after successful rollouts of buy online, pick up in store in the UK and US, we will be rolling this capability out to Canada in the third quarter. Buy online, pick up in store continues to exceed our expectations accounting for 7% of online orders. For customers shopping digital and now being served in store, we have seen high attachment rates to their purchases. In addition, we continue to expand our already robust presence on social media. Across brands, we have over 20 million Facebook fans and close to 7 million Instagram followers, up 30% over last year and an average of over 120 million impressions and over 2 million post engagements every month. We continue to be active on Snapchat where our follower base has increased over 20% from last year. All of these efforts are informed by the programs in which we have invested to better understand and respond to our customers. In addition to our post-purchase customer survey, we are learning more about our customers through our loyalty program. The Hollister Club Cali loyalty program in the US, which we rolled out in June, is strengthening our customers' relationship with the brand and driving higher customer identification, retention and sales. We see future opportunities to use this program to better personalize the customer experience. We are now in the process of developing a loyalty program for the A&F brand. We also continue to identify new opportunities to expand our brand reach through franchising, wholesale and licensing partnerships. Just last week, we announced our newest wholesale partnership with Zalando, Europe's largest online platform for fashion. Zalando will offer A&F, Hollister and abercrombie kids products through its online stores in the 15 European markets it serves, providing us access to their more than 18 million active customers. In addition, our fragrance licensing partner, Inter Parfums, recently developed and launched two new fragrances during the quarter -- first, Instinct by A&F and Wave by Hollister, which are now being sold globally through international duty-free, specialty and department stores. Now turning to our new brand position, we are very excited about their rollout and the powerful potential we are creating as we fully embed these new brand positions into the product, experience and voice of our brands. As you know, these are the result of an intense effort over many months. Included at the end of our investor presentation are materials highlighting our new brand position. Our goal for Hollister is to be the iconic brand for the global teenage consumer. We know that today's teens are under enormous pressure and have a desire for freedom, a freedom typically found in the summer. We believe summer is not just a season, but a state of mind. That is why we are positioning Hollister to deliver an experience that liberates the spirit of summer inside everyone. Using the carefree California attitude as our inspiration, we are creating products that draw on natural styles, playful expression and idealistic spirit. Now for A&F with its rich 125-year heritage, our goal is to be the iconic American casual luxury brand for today's twenty-something consumer. Research into today's young adult consumer demonstrates a shift in what confidence means. It is no longer outer-directed but inner-directed. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Image is less important than character and it is more important to feel confident than to appear confident, which is why we are positioning A&F to deliver a casual luxury experience that brings out our customers' best self and inner confidence with casual, timeless looks in special care, quality and attention to detail. For A&F, casual luxury is about quality and style at an appropriate price. Our research shows our new brand positions resonate strongly with our target markets across the globe and we are excited to bring them to life with strategic investments in marketing. Through our A&F denim campaign, The Blues, and hosted events in New York City, as well as our Hollister jeans movement campaign, which featured a group of our customers, we have received positive media coverage and generated tremendous excitement and buzz around the brands. While we are just beginning to align all of what we do with these new brand positions, I'm confident we have the right teams in place, including our two new brand presidents, Stacia Andersen and Kristin Scott, to realize the great promise of our brands. Though we now expect the second half of the year to remain challenging as traffic headwinds persist, we do expect to see improvement over time as our intensified marketing efforts around our new brand positions and new product introductions gain traction. I would like to thank the teams around the world and on our campus for their continued passion and commitment in moving our brands forward. And with that, I will hand it over to Joanne. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Thanks, Fran and good morning, everyone. While the top line was challenging driven by flagship and tourist stores performance, it was in line with our expectations for the quarter. As Arthur mentioned, our business continues to be well-managed and we are making important progress on our strategic initiatives as we position the Company for long-term growth. I will be recapping our results for the quarter and providing an update on our full-year outlook beginning with Q2. Net sales for the quarter were $783 million, down 4% from last year. Foreign currency adversely impacted sales by approximately $5 million. Comp sales were down 4% for the quarter, primarily driven by flagship and tourist stores. Conversion was positive by channel across both brands and geographies, but continue to be more than offset by weak traffic. As shown on page 5 of the investor presentation, by geography, comp sales for the quarter were down 4% in the US and down 4% in international markets. Comp sales improvement from last quarter in international markets driven by a recovery in the Hollister European business, including in the UK, was offset by a decline in the US trend. By brand, comp sales for the quarter were down 7% for Abercrombie and down 2% for Hollister. Flagship and tourist stores, which are concentrated in the A&F brand, continue to be the main contributor of negative comp across both brands and geographies. Across brands, we saw strong growth in the DTC business in both the US and international markets as investments in mobile and omnichannel capabilities continue to pay off. The direct-to-consumer business grew to 23% of total sales compared to 21% of total sales last year. I will be recapping the rest of our results for the quarter compared to last year on an adjusted non-GAAP basis. Excluded from our results for the quarter were net pre-tax benefits of $6 million compared to net pre-tax charges of $15 million last year, which are detailed on page 4 of the investor presentation. For the quarter, this included benefits of $12 million related to the settlement of certain economic loss claims associated with events that occurred in 2010 and charges of $6 million related to the impairment of the abercrombie kids flagship store in London. For the quarter, gross margin was 60.9% with FX having a greater-than-expected impact from the movement in exchange rates post-Brexit. On a constant currency basis, the gross margin rate was 20 basis points lower than last year driven by higher average unit costs partially offset by higher average unit retail in both brands as we continue to focus on reducing the level of promotional intensity, an important part of our strategy to improve long-term brand health. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Moving to operating expense, we remain committed to complementing our growth initiatives with a focus on efficiency and continuous improvement, which once again enabled us to exceed our expense expectations for the quarter. Stores and distribution expense decreased $5 million from last year due to lower variable expenses on lower sales and expense reduction efforts partially offset by incremental investments in direct-to-consumer. Marketing, general and administrative expense increased $8 million from last year, primarily due to higher marketing expense related to the new brand position, which will continue to an even greater degree in the third quarter. The adjusted operating loss for the quarter was $17 million compared to adjusted operating income of $16 million last year and included the adverse effect from FX of approximately $9 million. The adjusted effective tax rate for the quarter was 27% adversely impacted by jurisdictional mix of earnings and certain discrete tax items. We continue to expect the full-year tax rate to be in the mid to upper 30%s. Adjusted net loss per diluted share was $0.25 compared to adjusted net income per diluted share of $0.12 last year and included the adverse effect from FX of approximately $0.08 net of hedging. Turning to the balance sheet, we ended the quarter with $456 million in cash and gross borrowings outstanding of $293 million compared to $408 million in cash and $298 million in borrowings a year ago. Total inventory was down 5% compared to last year's second quarter. Inventory continues to be well-managed and is well-positioned as we enter the third quarter. Details of our store openings and closings for the quarter are included on page 9 and 10 of the investor presentation. At the end of the quarter, we operated 744 stores in the US and 182 stores across Canada, Europe, Asia and the Middle East. Updating our outlook for the full-year fiscal 2016, we now expect comparable sales to remain challenging through the second half of the year with a disproportionate effect from flagship and tourist locations; adverse effects from foreign currency on sales of approximately 25 million and on operating income of approximately $20 million with the greatest impact in the third quarter. We expect the gross margin rate flat to last year's adjusted non-GAAP rate of 61.9%, but down in the third quarter due to adverse effects from foreign currency. Partially offsetting the additional adverse effect from FX is an expectation now for operating expense dollars to be down slightly to last year's adjusted non-GAAP operating expense with investments in marketing skewed toward the third quarter offset by savings from expense reduction efforts. We expect an effective tax rate in the mid to upper 30%s and a weighted average diluted share count of approximately 68 million shares, excluding the effect of potential share buybacks. Excluded from our outlook are the effects of certain potential items, including but not limited to insurance recoveries, impairments and other items. We expect capital expenditures to be at the low end of the range of $150 million to $175 million for the full year, which includes approximately $70 million for new stores and store updates and investments of approximately $60 million in direct-to-consumer, omnichannel and IT to support growth and product improvement initiatives. We expect to complete over 60 Hollister store interior remodels by year-end and have completed 44 stores year-to-date. In addition, we plan to open approximately 15 full-price stores in 2016, including approximately 10 in international markets, primarily China and five in the US. We also anticipate opening six new outlet stores, primarily in the US. Year-to-date, we have opened five full-price stores and two outlet stores. Finally, optimizing the store fleet continues to be an important aspect of improving overall store productivity. We have closed approximately one-third of our US fleet over the past six years as we have proactively responded to the dramatic shifts in how our customer chooses to shop. We will continue to close underperforming stores and expect to close up to 60 stores in the US during 2016 through natural lease expirations. And with about 50% of our US leases expiring by the end of fiscal 2017, we continue to have significant flexibility to strike the right channel balance as we anticipate evolving customer shopping preferences. We are making progress on our strategic initiatives and are confident in our long-term potential. As we did in the second quarter, we will continue to tightly manage the business with strong oversight over the levers we control. I will now turn the call back to Arthur. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Arthur Martinez - Abercrombie & Fitch Co. - Executive Chairman Thank you, Joanne. Before we take your questions, I would like to say that it is clear to me that aggressive steps are being taken to position our Company for long-term success. While we are certainly not satisfied with our current performance, we believe strongly that the work we are doing to rebuild this Company and to develop differentiated and relevant brand positionings is laying the foundation for our future success. Let me now turn the call back to Brian. Brian Logan - Abercrombie & Fitch Co. - VP, IR Thanks, Arthur. That concludes our prepared comments. At this time, we will be happy to take your questions. As a reminder, please limit yourself to one question so that we can speak to as many of you as possible. Thank you. Q U E S T I O N S A N D A N S W E R S Operator Thank you, sir. (Operator Instructions). Matthew Boss, JPMorgan. Christina Brathwaite - JPMorgan Chase - Analyst Hi. It's Christina Brathwaite on for Matt. Thanks for taking our question. Just to go into the tourism drag a little bit more, can you just quantify the drag on comps that you saw during Q2 and how large that business is as a percentage of total sales? And then looking beyond Q2, can you walk through your expectations for the tourist store performance throughout the rest of the year? Are you expecting it to accelerate, that drag to accelerate and at what point can it moderate? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Thanks, Christina. As it relates to the tourist stores impact, as we mentioned in our comments, the majority of our comp decline was driven by the tourist stores. We haven't historically disclosed the total impact or the total penetration in our business. What we have seen in the business is consistent traffic headwinds in our tourist locations driven in part by currency devaluation, but also safety and security concerns in those regions. And as we said in our outlook, we expect the environment to remain challenging. We don't see a near-term catalyst for that to change, so we expect the environment to continue to be challenging with those traffic headwinds as we move forward. However, we are focused on our strategic initiatives and are confident that we are focused on the right priorities, including improving our product with our new brand leadership in place, improving the overall store experience and also investing in marketing behind our new brand positioning. And we believe that over time and are confident that over time those changes will lead to improved traffic and top-line results. Operator Randy Konik, Jefferies. Randy Konik - Jefferies & Co. - Analyst Just again to clarify the exposure, is there any -- the down 7% sales number in the US, is there any guesstimate in terms of what that number would have been ex-tourism? That's my first little question. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes, I need to clarify your comment. The US business was down 4% in the second quarter, Randy, so just to clarify that. The overall business in international was also down 4%. We were actually pleased to see recovery in the Hollister European business, so that business did show signs of recovery from the first quarter into the second quarter as the international business in total improved from a down 7% to a down 4% in Q2. Randy Konik - Jefferies & Co. - Analyst No, I'm talking about the total sales number. The total sales number is down 7% in the US. So I'm just trying to get a sense of what would that number look like if you back out the tourism. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes, that number was driven likely more by store closings than a comp basis. The tourism effect is more pronounced in our international markets as it's a higher percentage, particularly of the -- it's more concentrated in the A&F brand and has a larger impact on the international markets than it does in the US. Randy Konik - Jefferies & Co. - Analyst Okay, got it. And then, I guess, just to clarify -- the last clarification just around this tourism impact. Did you see any kind of discrepancy in the tourism impact by region, let's say New York versus LA or anything like that and/or by brand, Hollister versus Abercrombie? Just curious there. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes, the tourism headwinds have been very consistent, so I will say that. From quarter to quarter, they've been consistent. And by region, there are some differences, but it has affected our business broadly in those tourist markets and that does impact, as I said, our A&F business. More of our tourist stores are concentrated -- and flagship stores -- are concentrated in the A&F brand. And as I mentioned earlier, the Hollister brand did see a rebound in the European business and in the UK where we have more mall-based stores in the Hollister brand and we were pleased to see that business rebound. Randy Konik - Jefferies & Co. - Analyst Got it. Sorry, just lastly, if I may. Could you just give us some perspective -- since those were clarification items -- just how do you think about the ultimate endgame for store footprint in the US market by brand? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes, we haven't identified a specific store target. What we have done, Randy, is maintain flexibility. We've been working diligently to improve our overall store productivity, and closing unproductive stores has been a very important part of that story and we've been at it for a number of years and have successfully closed a number of stores. And we continue to maintain flexibility as we continue to see customer shopping preferences, or customers change their shopping preferences. I think it's interesting to note that some of our investments in omnichannel have been exceeding our expectations like buy online, pick up in store and so we continue to see our customers shifting in their shopping preferences and we are investing behind those opportunities. And we will maintain flexibility and monitor those changes over time. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Operator Susan Anderson, FBR Capital Markets. Susan Anderson - FBR Capital Markets - Analyst I was wondering if you could maybe talk about any change in sales you are seeing now that you are starting to cycle the lower prices in the international markets, which I think really helped to drive those sales last year. Are you seeing any tougher compares there? And then also if you could talk about maybe when you expect the FX impact to taper off. I think it's still going to be an impact in third quarter. Thanks. Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer I will take the first part of that question regarding our pricing. We specifically last year talked about Hollister and how we had become much more competitive in our pricing internationally. We start to lap those as we get into the back half of the year. We are pleased with the conversion rates that we continue to see and the customers' acceptance of our product. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO And as it relates to the FX impact, we have seen FX headwinds increase post-Brexit, particularly as it relates to the pound and to a lesser degree the euro. We do expect those FX headwinds to be more pronounced in the third quarter. We still expect headwinds in the fourth quarter, but they will abate somewhat. Susan Anderson - FBR Capital Markets - Analyst Great. And then if I could throw one more in there on AUC. It sounds like you guys still expect it to be up in the back half. Are you expecting any benefit from cotton or anything to mitigate that? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes. Actually, from an AUC perspective, we are expecting AUC to be a benefit in the back half weighted a little bit more towards the fourth quarter, but in terms of margin, gross margin puts and takes, FX a little bit higher headwind as we move through the back half of the year as I just discussed. We expect to continue to offset that with slight increases and improvement in AUR with customer acceptance of product and as I mentioned, AUC benefit, particularly as we move into the fourth quarter. Susan Anderson - FBR Capital Markets - Analyst Great. Very helpful. Good luck next quarter you guys. Operator Oliver Chen, Cowen and Company. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Oliver Chen - Cowen and Company - Analyst Great job on the inventory control. Excited about the positioning. I had a question about the tops business. Do the tops need to improve in order for you to comp positive and could you clarify the nature of what you were seeing in the tops at Hollister versus Abercrombie, just key to understanding that and also the percentage mix of the business that's tops, if it's a critical driver as we look to model growth in comp store sales? Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer Starting with the question regarding our Hollister knits in the tops area for girls, listen, we probably stayed a little bit too long at the plaid and the boho trends that were happening. We are having success with them. We got a little bit short on getting into the-off-the shoulder and cold-shoulder tops trend, but since we have an agile sourcing and supply chain here, we were able to affect our orders going forward and we feel confident about where we have placed those in our future on order. The tops business versus Abercrombie I think was your second question? I'm not sure if you're asking relative to one another, or if you are asking about within their business. If you could just clarify that. Oliver Chen - Cowen and Company - Analyst Just the trend to get more color on the overall tops deceleration at Abercrombie and what we should understand about what was driving that and if it's a concern, and how does that interplay with customer acceptance and the opportunity to improve customer acceptance, or is that just a broader opportunity in the context of the brand repositioning, which you kind of expected? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Oliver, I will pick that up. I think we've made progress in the tops business. We still see it however as opportunity. We lost a lot of share over the past few years in tops and we were seeing some traction, as Fran mentioned. And we expect that that will improve. In addition to the rest of our businesses, we are focused on product across the board. We've seen some nice acceptance on the bottoms side with jeans and chinos in both brands and are also seeing nice business in emerging categories in dresses and accessories and intimates. So we are focused on improving the whole assortment, balance in our assortments and it has been one of the themes and areas of focus of our strategies as we move forward to make sure that we are appropriately moving forward all parts of our business. But we definitely still expect and see opportunity in the tops space. Oliver Chen - Cowen and Company - Analyst Thanks a lot. The performance stretch in the chinos looks great. Best regards. Operator Tiffany Kanaga, Deutsche Bank. Tiffany Kanaga - Deutsche Bank - Analyst Can you talk more about what kind of traffic trends you are seeing in the mall, not in tourist and flagship locations or online and also what you are seeing in terms of promotional activity across the mall? 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes, I think there's definitely, as has been widely reported, mall traffic trends continue to be difficult across the US and we are seeing very similar results in our business. I think in Q2 we did see a stepup across the board in promotional activity. I think that was a bit of a result of a more difficult Q1, cooler, early business on the seasonal side. But, overall, we feel good about our inventory position. We have had success over the past few quarters in stepping away from the intensity of our promotions and that's driven AUR improvement, and with our inventory position heading into the back half, we expect to continue to be able to do that. Tiffany Kanaga - Deutsche Bank - Analyst And can you also talk about what specifically you think drove the Hollister rebound in Europe while Abercrombie continues to lag? Is it simply a matter of flagships being concentrated in the Abercrombie brand, or are there distinct improvements in the non-flagship stores and what drove that bounceback? Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer Yes, specifically, what drove the Hollister rebound was product acceptance by our customer. We continue to see positive conversion across both channels actually, not just internationally, but across both channels, but that was the driver internationally. Operator Paul Lejuez, Citi. Paul Lejuez - Citigroup - Analyst Can you talk about the performance in the UK both before and after the Brexit vote? Just curious if you saw any change in sales pattern. Also curious about the performance of Greater China, how that business progressed during the quarter and store performance in the stores opening in that region. Thanks. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO I will pick that up. We did monitor certainly very closely our business both before and during and after the Brexit vote and we did see actually only a minor disruption in traffic and sales trends around the Brexit vote. It really impacted the weekend of the vote and our business rebounded in the UK back to pre-Brexit levels pretty quickly thereafter. So we were very pleased with the way that business moved forward. Certainly the biggest impact on our business however was the currency devaluation that we saw post-Brexit and that is a bit of what you heard in terms of our expectation for continued FX headwinds moving forward. In terms of the performance of Greater China, in first quarter, we had a very difficult performance in China. We did see that business improve in the second quarter and we continue to be pleased with the results of our new stores that we've opened in the region. Those opened and are meeting or exceeding our expectations. But it is important to note that our exposure in Greater China today is still very modest. We have, I think, about 20 stores in the region and we still continue to believe that we have opportunity for growth. The other piece of that business that continues to perform strongly is our digital business in China, and our DTC business has consistently been positive and growing. 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Paul Lejuez - Citigroup - Analyst Thank you. Good luck. Operator Neely Tamminga, Piper Jaffray. Kayla Wesser - Piper Jaffray - Analyst Good morning. This is Kayla Wesser on for Neely. Just would like to go a little deeper on the advanced stretch product that you guys have in your jeans at Hollister. Our observation has been that they are actually selling out of that product in some of our store walks. So just wondering how do you feel about that product and at this point, do you feel like you have the appropriate supply to meet demand, and if not, when do you think you will be able to calibrate that supply to meet demand? Thanks. Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer Yes, we had an exciting launch with our Epic Flex for Hollister guys and we were very, very pleased to see the results. We actually have Epic Flex in more than just denim. We also have it in our shirts and our polos and we have exceeded our expectations in our selling. Going forward, again, as we've been able to react to the business, we will continue to place orders appropriately. Kayla Wesser - Piper Jaffray - Analyst Thanks. Operator Adrienne Yih, Wolfe Research. Cody Ross - Wolfe Research - Analyst It's actually Cody Ross on for Adrienne this morning. Two quick questions. You had previously mentioned changing your strategy a little bit at Abercrombie going after an older customer. Can you just update us on that strategy, and then also with Aeropostale kind of falling to the layaway going into holiday, can you update us on some of your strategy going after that marketshare? Thank you. Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer So, yes, we've talked about and you will see in our investor presentation the brand positioning that we've landed for Abercrombie, which is to be the iconic American casual luxury brand for the twenty-something consumer. Today, we actually have the majority of our consumers are over 20, so we are targeting that particular consumer. As we did this research and we pressure-tested it around the world, we actually had very positive feedback from both our existing and hopefully future customers that it was the brand position that really resonated with our customer base. Regarding the Areo marketshare going into the back half of the year, we are working diligently on our own plans and our own strategies relative to the marketing for both of our brand positions as we move into the back half of the year. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Cody Ross - Wolfe Research - Analyst Great. Thank you and best of luck. Operator Janet Kloppenburg, JJK Research. Janet Kloppenburg - JKK Research - Analyst Just a couple of quick questions, Fran, in terms of the Hollister stores. The 60 that I think have been renovated, can you give us an update on the performance there and also if you are planning on more stores to be renovated going forward? And just on the tops issue at Hollister in women's, and it sounds like maybe at A&F as well, I'm just wondering when you think those assortments may be better balanced. Thank you. Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer So first regarding the Hollister remodels, Q1 and Q2 cumulatively I think we said we've remodeled 32. We have a balance of 20 left for the rest of the year and we will continue on this initiative as we move forward. The ones that we just reopened for back-to-school are a little bit too early to read, but prior to that, they are continuing to meet our expectations. I think your second question was regarding the tops business (multiple speakers). Janet Kloppenburg - JKK Research - Analyst (multiple speakers) with Hollister, yes, women's. Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer Sure. The Hollister business specifically, we have a very agile supply chain so we were able to affect our future on orders and have been able to really specifically figure out what the customer is looking for through listening to our customer and voice of customer and have adjusted those. As far as A&F women's goes, we've decelerated a bit into the second quarter, but we still had strong performance out there in our tops business. Janet Kloppenburg - JKK Research - Analyst Okay. And, Joanne, is the FX impact that you've detailed in the outlook, is that exclusively because of the British pound's devaluation? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO The majority of the change, Janet, would be related to the currency devaluation we saw during the quarter, which was predominantly the pound, but also to a lesser extent the euro. Most of it was related to the pound devaluation. Operator Betty Chen, Mizuho Securities. 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Betty Chen - Mizuho Securities - Analyst In regard to the brand positioning for A&F, Fran, I was wondering if you can talk a little bit about, from your studies, what did you learn about where the customer went, or where they are currently shopping and where you think where they are coming back from? What are also the implications in terms of pricing or product design that you may need to make and the timing of those changes, if possible? Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer Okay, starting with what did we learn. We learned that our customer out there globally is very excited and very positive about our brand. In fact, we have things quoted to us. Like there's a latent affection for the brand. We are excited to see what the brand is up to. So there has been very, very positive feedback and we actually went around the world and pressure-tested all of our positions and got very positive feedback. As far as pricing goes, specifically for A&F, we are comfortable with where our ticket pricing is. I think one of the things that we really have to work on is our degree of promotion. As we mentioned a little bit earlier today, we've been focused on reducing our promotional activity, but as far as pricing goes, we are positioned where we believe is appropriate for the product. And I'm not sure the last piece of your question regarding product design. Betty Chen - Mizuho Securities - Analyst Yes. Just wondering from your study did you anticipate any adjustments to the designs, whether it's in the tops or the bottoms at A&F. Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer Part of our brand strategy is honestly to be very clear on our fit and our value for our customer. We will continue to reach out and make sure our customer goes through our reviews and our online information that we are able to get from our customer. We seem to be able to tell whether or not -- we are set on where we are for our fit for Abercrombie as our quality goes as far as the adjustments for design. Betty Chen - Mizuho Securities - Analyst My second question, if I could, is for Joanne. I think overall inventory was really clean, but just curious given the comments you made about the tourist or flagship stores, maybe a predominant impact on the A&F brand, is the inventory also adequately clean at A&F, or are there any sort of carryover in the second half? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO No, I think we feel very good about our inventory position across the globe in terms of not only the overall quantity, but the content of that inventory as we move into the third quarter. And inventory management has been a strength of ours as we've moved through this brand repositioning, and the teams have done a really nice job at managing and maintaining the inventory levels. Operator Simeon Siegel, Nomura Securities. 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Gene Vladimirov - Nomura Securities - Analyst Good morning. This is actually Gene Vladimirov on for Simeon. Thanks for taking our question. I was wondering if you could give us some color around what drove the relatively robust performance in the DTC business, how that compared to your expectations, any divergences you saw either across the brands or the geographies, and how would you expect those trends to continue going forward? Thanks. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes, we were pleased with the DTC growth. We did see growth across geographies and across brands, so it was very widely distributed, and one of the particular good things that we saw was that mobile -- we were able to capture very high increases in mobile traffic and conversion was up double digits, particularly in the mobile space. So that's an area where we've been investing and those investments are paying off. It's also a space where our customers prefer to shop. They are increasingly going to their mobile device to browse and as an entry point for their shopping experience. And we've been pleased with the results to date and we will continue to invest behind the DTC business. Gene Vladimirov - Nomura Securities - Analyst And did you see any divergences across the brands? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO There were some differences, but it was broadly positive across brands and geographies. Gene Vladimirov - Nomura Securities - Analyst Got it. Very helpful. Thank you much. Good luck for the rest of the year. Operator Michael Binetti, UBS. Michael Binetti - UBS - Analyst I wanted to talk to you about some of the promos we are seeing at Hollister on the denim side in particular because that category has been called out a little bit this earnings season. Do you guys buy the denim at Hollister to be at that price point at $25 every day that we see on the website and do you feel like there was an opportunity maybe or there could be in the third quarter to take those prices higher given the denim environment we are hearing about from a lot of folks at the mall? Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer We certainly have a promotional plan that we are able to buy our product to provide for our customer the best prices that are out there. We don't normally comment on our promotional pricing, but we feel that we are very strategically positioned in the mall with where we are. We are able to do good, better, best pricing if that's what you are referencing, which we certainly have out there today and we will continue to have through the balance of the year. That varies between our core basics and the customer that we can offer them some fashion at some higher price points. 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO We've been particularly pleased with the performance of newness and innovation and I think that's the other thing that we are hearing a lot about in the denim space and when we get behind newness and innovation both from a product perspective, but also with marketing, we've seen really nice response from our customers, so we offer that as well in the denim space. Michael Binetti - UBS - Analyst If I could switch gears for one second to the store fleet. As you look at the US store fleet, you guys have been pretty good about staying on the balls of your feet. In light of the recent closures though from some of the peers -- I guess some of your peers have commented on adding some flexibility into lease renewals going forward to help say nimble in case some of the B and C malls, the environment there changes. Could you comment on how you guys are thinking about the store fleet going forward given some of the recent commentary around those malls? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes. Our approach hasn't really changed. We've been on this path for quite some time. We have had a tremendous amount of flexibility and expect to continue. We have tremendous flexibility going through 2017 as I noted in my comments earlier. We expect that we will be closing more stores and we evaluate those based on the economic merits of each store and the specific positioning of each mall. So our plans haven't changed. We've been on this path for a while and we continue to leverage the level of flexibility that we do have. Operator Brian Tunick, The Royal Bank of Canada. Brian Tunick - Royal Bank of Scotland - Analyst Just had two or three quick questions here. I guess we are already getting some emails from investors. Joanne, when you say challenging comps to remain in the back half, do you expect any sequential improvement into the fourth quarter from the third quarter? Do you look at the down 4% year to date? Is that how you define challenging? Just curious on that perspective. And then same thing on the gross margin commentary. How much roughly would you expect either the third quarter to be pressured or fourth quarter? Should we expect it to be up 50 basis points because of last year's either outerwear or sweater issues, or is it FX? So just curious about those comments, if you could at any clarity because again we are assuming we are going to get a lot of questions around those two things. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Right. Thanks, Brian. I appreciate the opportunity to clarify. What we did say regarding comps in the back half is that the environment we expect to remain challenging -- we've seen very persistent traffic headwinds and we expect that to continue in the back half. As I mentioned, with currency devaluation and safety and security concerns, we see that more pronounced in our flagship and tourist business. And we don't see a catalyst for that to change in the near term. We are focused and confident that we are focused on the right priorities to improve those trends over time. With the new brand leadership that we have on board, our focus on improving the product, improving the store experience, as well as the investments we are making behind marketing, we have confidence that over time we will show improvement in both traffic and top line. Related to the margin conversation, what we've provided in the outlook is an expectation that margins will be managed flat for the year. We do expect to see some headwinds in the third quarter in margin related to FX and as I mentioned, the FX headwinds are more pronounced in the third quarter and begin to abate in the fourth quarter. The other lever within -- or the other two levers within margin, AUR, we expect to continue to 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

show some slight improvement in AUR as we step away from promotional activity, but we also expect benefit from AUC in the back half and that's weighted more toward the fourth quarter. Operator Mark Altschwager, Robert W. Baird. Mark Altschwager - Robert W. Baird - Analyst Also wanted to follow up on margin. Regarding the updated SG&A guidance, where are you seeing the incremental savings versus your prior outlook? And bigger picture, any updated thoughts on the longer-term operating expense savings opportunities? Thanks. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO We've talked about our continuous improvement, profit improvement efforts here. We've had a lot of success over the years taking cost out of the business and we've evolved those efforts into a continuous improvement mindset in the Company. And we are leveraging that for savings. It's not big buckets of money in one specific area. We are finding savings little -- to use a baseball expression -- we are hitting a lot of singles, not a lot of homeruns, but they are adding up. And so we expect to continue to be able to drive operating expense improvement through those continuous profit improvement efforts and the efforts of the teams across the globe. In terms of the long-term outlook for OpEx, we have also been able to leverage those savings to allow us to invest in the things that we think are important to drive our growth going forward and that includes the investments that we made in the second quarter in marketing. We continue to invest in the DTC space. As I mentioned a little while ago, those investments have been paying off with strong performance on the DTC side and we expect to continue to invest in marketing as we move through the back half. Operator Kimberly Greenberger, Morgan Stanley. Kimberly Greenberger - Morgan Stanley - Analyst Joanne, I think you mentioned you are expecting AUC benefits during the second half weighted towards the fourth quarter. I just want to make sure I heard that correctly. And then if you can give us any sort of feel for how you are thinking about 2017 on the AUC side. And then for Fran. Fran, I'm not sure I understand the deceleration at Hollister from Q1 to Q2. Is there something going on at Hollister after what I think was a generally more stable performance and what are the strategies in place to address that? Thanks so much. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO I will pick up the AUC. You are correct. We do expect to see AUC benefit in the back half, more weighted toward the fourth quarter and that is the result of the currency and commodity price decreases that we've been able to take advantage of in the back half of the year. As it relates to 2017, we haven't provided an outlook on our 2017 financials at this point and would look to do that as we move into the fourth quarter. 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer Regarding your second question, we did have some misses in Hollister. I think that's what we've acknowledged, particularly in the girls tops business, but considering that we have an agile sourcing supply chain here, we were really able to react to what some of those challenges were and correct them going forward. But you know what's really exciting is when we get it right, like we did with our Epic Flex promotion for the guys back to school, our customer really responds and has been incredibly positive about that product. We have new leadership. Kristin has brought in a tremendous amount of energy for that team. She brings in a lot of leadership and experience that will continue to help us drive this business forward. Operator Richard Jaffe, Stifel. Richard Jaffe - Stifel Nicolaus - Analyst Just a follow-up on Hollister. In the past, you've said Hollister renovations would provide a double-digit lift in traffic and sales and wondering if the comments you made today, management expectations being realized at the Hollister renovation, would that be consistent with the double-digit lift in traffic and sales you've previously stated? Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer Yes, we continue to be pleased. We continue to meet our expectations with the renovations. The only thing I said was that the most recent ones during the previous period are a little bit hard to read already, but prior to that, we continue to be pleased with our -- meeting our expectations. Operator Omar Saad, Evercore ISI. Omar Saad - Evercore ISI - Analyst Wanted to ask about the A&F brand positioning. Maybe you could talk a little bit about how it'll impact the stores. You mentioned maybe a new prototype for next year. The brand is obviously known for its stores, especially the flagships. Do you see a lot of change that's going to need to happen there as you adjust and reposition the brand? Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer We are just beginning to talk to our customer. We are beginning to bring together the brand position as well as our DNA and our voice out there for our customers. We've spent a lot of time in the past year working on our customer experience, which was really for both brands, Abercrombie and Hollister. Through our voice of customer, we are hearing very positive things about our customers' experience within the stores, so we will continue to move along that path. Specifically the prototype, yes, we announced a couple of weeks ago that we will be launching a prototype in the first half of 2017. Operator Marni Shapiro, Retail Tracker. 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

Marni Shapiro - Retail Tracker - Analyst I wanted to dive in a little deeper to some of your online. It was a nice lift here in DTC and it's still growing. Can you talk a little bit about the average transaction size that you see online in comparison to what you might see in a store, and are you seeing the online shopper skewed more towards new products because you seem to highlight the new products earlier, or is it more of a clearance shopper? And then one last follow-up after that on the same business. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Well, Marni, we definitely value the online shopper. In fact, we expect most customers are browsing, if not shopping online, so we continue to invest in the omnichannel experience and we've seen nice response to the changes that we have made. I think the online shopper is and has been more price-elastic, so there is definitely a customer out there for the clearance business online. However, we see nice traction with the online shopper also with new products. And increasingly, we are seeing that customer, our customer, shop on their mobile device and we've been very pleased with the conversion we are seeing, the changes that we've made to reduce friction in the shopping experience on a mobile device have yielded nice strong improvements in overall conversion. So we've been pleased with the DTC business and we continue to invest in that space and we know that it's important for our customer specifically as one point of entry to the brands. Marni Shapiro - Retail Tracker - Analyst The one question. As she walks into your store, whether it's online or virtually, is she buying about the same size basket? Is it the same three units at X dollars, whether it's online or in store? And then just one follow-up about the customer coming online. Are you seeing new customers come into the brand and are they coming through your social media efforts? Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Yes, in terms of the basket size, the online basket size is higher. And in terms of new customers, we are capturing new customers through social media, but those are details that we haven't disclosed previously. Operator Dana Telsey, Telsey Advisory Group. Dana Telsey - Telsey Advisory Group - Analyst As you've ventured a little bit into the wholesale channel, whether it's with Zalando, with ASOS, what results are you seeing there and what are you learning from product acceptance there versus product acceptance in your own stores? And then with the increased marketing spend that's going to be happening in Q3, what are you planning to do differently than Q2 and how are you thinking about the holiday season game plan this year versus last year? Thank you. Joanne Crevoiserat - Abercrombie & Fitch Co. - EVP & CFO Hi, Dana. Yes, we are excited about our wholesale business, and what we've seen as we've rolled out the wholesale business in Europe, specifically through ASOS and through [Next] is it has been a nice complement to our other businesses there, both our in-store and our online business, our own online business. So we are expanding our brand reach and reaching new customers through these wholesale channels, and with our Zalando announcement last week, we expect to have now access to 18 million new customers through that platform. So we have been very pleased with the results. 19 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call

From a product acceptance standpoint, I think we haven't learned anything specific from the selling there that we wouldn't see or haven't seen in our own business, but we have seen a nice complement to our businesses in those regions. Fran Horowitz - Abercrombie & Fitch Co. - President & Chief Merchandising Officer Dana, it's Fran. Your question regarding marketing, so competitively we can't really comment on where we are headed for Q3 but what I can tell you is that the success of the things we've been doing in the business in Hollister and we are going to start to ramp up doing in our Abercrombie business is a holistic marketing campaign, which encompasses social, digital out there. So we are going to continue on the path that we've been on. Operator There are no further questions at this time. Arthur Martinez - Abercrombie & Fitch Co. - Executive Chairman Thank you all for your thoughtful questions today. I do want to say that I'm confident that the teams here have a very firm grasp of the challenges we face and vigorous action to address them. While there may be few obvious near-term catalysts to change the macro environment for the better, we are firmly in control of our business and are committed to getting the business moving and making progress in rebuilding this great Company. Once again, thank you. Operator That does conclude today's conference. We thank everyone again for their participation. D I S C L A I M E R Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2016, Thomson Reuters. All Rights Reserved. 6076794-2016-08-31T12:18:48.173 20 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2016 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. AUGUST 30, 2016 / 12:30PM, ANF - Q2 2016 Abercrombie & Fitch Co Earnings Call